                                                                      Exhibit 12


                       MERCK & CO., INC. AND SUBSIDIARIES

               Computation Of Ratios Of Earnings To Fixed Charges

                         (In millions except ratio data)

                                     Six Months
                                       Ended                               Years Ended December 31
                                      June 30        --------------------------------------------------------------------
                                        1997           1996           1995           1994           1993           1992
                                      --------       --------       --------       --------       --------       --------
     Income Before Taxes
      and Cumulative Effect
      of Accounting Changes ...       $3,095.7       $5,540.8       $4,797.2       $4,415.2       $3,102.7       $3,563.6

     Add:
      One-third of rents ......           21.5           41.0           28.1           36.0           35.0           34.0
      Interest expense, net ...           44.6          103.2           60.3           96.0           48.0           23.6
      Preferred stock dividends           34.0           70.0            2.1             --             --             --
                                      --------       --------       --------       --------       --------       --------
       Earnings ...............       $3,195.8       $5,755.0       $4,887.7       $4,547.2       $3,185.7       $3,621.2
                                      ========       ========       ========       ========       ========       ========

     Fixed Charges
      One-third of rents ......       $   21.5       $   41.0       $   28.1       $   36.0       $   35.0       $   34.0
      Interest expense ........           56.0          138.6           98.7          124.4           84.7           72.7
      Preferred stock dividends           34.0           70.0            2.1             --             --             --
                                      --------       --------       --------       --------       --------       --------
       Fixed Charges ..........       $  111.5       $  249.6       $  128.9       $  160.4       $  119.7       $  106.7
                                      ========       ========       ========       ========       ========       ========

     Ratio of Earnings
      to Fixed Charges ........             29             23             38             28             27             34
                                      ========       ========       ========       ========       ========       ========


For purposes of computing these ratios, "earnings" consist of income before taxes, cumulative effect of accounting changes, one-third of rents (deemed by the Company to be representative of the interest factor inherent in rents), interest expense, net of amounts capitalized, and dividends on preferred stock of subsidiary companies. "Fixed charges" consist of one-third of rents, interest expense as reported in the Company's consolidated financial statements and dividends on preferred stock of subsidiary companies.